Exhibit 99.1

Argon ST, Inc. Announces Second Quarter Results

Second Quarter Revenue and Margin Growth Driven by Solid Program Execution; Contributions from Airborne Reconnaissance Contracts

FAIRFAX, Va.--(BUSINESS WIRE)--May 6, 2009--Argon ST, Inc. (NASDAQ:STST), a leading developer of command, control, communications, computers, combat systems, intelligence, surveillance, and reconnaissance (C5ISR) systems, today reported results for second fiscal quarter ended March 29, 2009.

  Second quarter 2009 revenue of $95.6 million grew 8.1 percent or $7.1 million compared to $88.4 million in the second quarter ended March 30, 2008 and increased 13.7 percent sequentially from $84.0 million in the first quarter of 2009;
  GAAP operating income for the second quarter of 2009 increased to $9.4 million (or 9.8 percent of revenue). Non-GAAP operating income for the second quarter increased to $10.0 million (or 10.5 percent of revenue) compared to operating income of $9.0 million (or 10.1 percent of revenue) for the corresponding quarter of the prior year and $7.6 million (or 9.1 percent of revenue) sequentially. Non-GAAP operating income excludes a one-time charge of $0.6 million for the resolution of a legal claim;
  GAAP fully diluted Earnings Per Share (EPS) for the second quarter of 2009 was $0.26 on 22.0 million shares and share equivalents. Non-GAAP fully diluted EPS for the second quarter was $0.28 on 22.0 million shares and share equivalents, a 13.0 percent increase over the $0.25 per share on 22.0 million shares and share equivalents reported in the year ago period and a 19.8 percent increase over the $0.24 per share on 22.0 million shares and share equivalents sequentially;
  Adjusted EBITDA for the quarter was $13.9 million or 14.5 percent margin on revenue compared to Adjusted EBITDA of $12.1 million or 13.7 percent margin on revenue in the second quarter of the prior year and $10.8 million or 12.8 percent margin on revenue sequentially; and
  Bookings for the quarter were $40.2 million; backlog at the end of the quarter was $250.2 million.

“Argon continues to make good progress in achieving our strategic objectives,” said Dr. Terry Collins, Chairman and Chief Executive Officer, Argon ST. “Despite the delays in the procurements for Aerial Common Sensor and EPX, we experienced significant year over year growth in our airborne reconnaissance programs. Additionally, I am especially pleased that we achieved double digit margin performance in the second quarter. We will continue to focus on program execution, cost control and development of new customers. We believe that our performance in the first half of the year as well as our current view of the second half of the year put us on track to achieve our double digit growth objective.”

Commenting on the Company’s operations and future business opportunities, Kerry Rowe, President and Chief Operating Officer, Argon ST said, “Each of our business areas performed well in the quarter, as our revenue and profit indicate. Historical bookings have been more robust, however, our pipeline confirms our belief that demand for our services and products will continue to be strong going forward. We believe that Secretary Gates’ recommendation for a $2 billion increase in intelligence, surveillance, and reconnaissance for fiscal year 2010 clearly indicates strong future requirements for ISR products and services.”

Second Quarter 2009 and 2008 Financial Highlights

Financial highlights from the quarters ended March 29, 2009, December 28, 2008 and March 30, 2008 include:

(in millions, except per share amounts)

	Q2 2009	Q1 2009	Q2 2008	YTD 2009	YTD 2008
Revenue	$95.6	$84.0	$88.4	$179.6	$162.7
Operating Income	9.4	7.6	9.0	17.0	15.7
Non-GAAP Operating Income (a)	10.0	7.6	9.0	17.6	15.7
Adjusted EBITDA (a)	13.9	10.8	12.1	24.6	21.8
Net Income	5.8	5.2	5.5	11.0	9.8
Non-GAAP Net Income (a)	6.2	5.2	5.5	11.4	9.8
Net Income per share, fully diluted	$0.26	$0.24	$0.25	$0.50	$0.44
Non-GAAP Net Income per share (a)	$0.28	$0.24	$0.25	$0.52	$0.44

Notes: (a) Denotes a non-GAAP financial measure. For important information about these measures please see below under “Non-GAAP Financial Measures” and Annex A, which provides a detailed reconciliation to the nearest GAAP measures.

Three Month Results

For the second quarter ended March 29, 2009 revenue was $95.6 million. This represents an 8.1 percent improvement over revenue of $88.4 million in the second quarter of the prior year and a 13.7 percent sequential increase over revenue of $84.0 million in the first quarter of fiscal 2009.

GAAP operating income for the quarter was $9.4 million. Non-GAAP operating income for the quarter was $10.0 million. This represents an 11.8 percent improvement over operating income of $9.0 million in the second quarter of the prior year and a 31.5 percent sequential increase over operating income of $7.6 million in the first quarter of fiscal 2009. Non-GAAP operating income excludes a one-time charge of $0.6 million for the resolution of a legal claim.

Adjusted EBITDA for the second quarter ended March 29, 2009 was $13.9 million, or 14.5 percent margin on revenue. This represents a 14.3 percent increase over Adjusted EBITDA of $12.1 million, or 13.7 percent margin on revenue in the second quarter of the prior year and a 28.7 percent sequential increase over Adjusted EBITDA of $10.8 million, or 12.8 percent margin on revenue in the first quarter of fiscal 2009.

GAAP net income for the quarter was $5.8 million. Non-GAAP net income for the quarter was $6.2 million. Net income was $5.5 million in the second quarter of the prior year and $5.2 million in the first quarter of fiscal 2009.

GAAP fully diluted earnings per share for the quarter was $0.26 on 22.0 million shares and share equivalents. Non-GAAP fully diluted earnings per share for the quarter was $0.28 on 22.0 million shares and share equivalents. Fully diluted earnings per share in the second quarter of the prior year was $0.25 on 22.0 million shares and share equivalents and was $0.24 in the first quarter of 2009 on 22.0 million shares and share equivalents.

Six Month Results

For the six months ended March 29, 2009 revenue was $179.6 million. This represents a 10.4 percent improvement over revenue of $162.7 million in the first six months of the prior year.

GAAP operating income for the first six months was $17.0 million. Non-GAAP operating income for the first six months was $17.6 million. This represents a 12.1 percent improvement over operating income of $15.7 million in the same period of the prior year. Non-GAAP operating income excludes a one-time charge of $0.6 million for the resolution of a legal claim.

Adjusted EBITDA for the six months ended March 29, 2009 was $24.6 million, or 13.7 percent margin on revenue. This represents a 13.2 percent increase over Adjusted EBITDA of $21.8 million, or 13.4 percent margin on revenue in the same period of the prior year.

GAAP net income for the six months ended March 29, 2009 was $11.0 million. Non-GAAP net income for the six months ended March 29, 2009 was $11.4 million compared to $9.8 million for the six months ended March 30, 2008.

GAAP fully diluted earnings per share for the six months ended March 29, 2009 was $0.50 on 22.0 million shares and share equivalents. Non-GAAP fully diluted earnings per share for the six months ended March 29, 2009 was $0.52 on 22.0 million shares and share equivalents. Fully diluted earnings per share in the same period of the prior year was $0.44 on 22.1 million shares and share equivalents.

Balance Sheet

During the quarter, Argon repurchased approximately 92,000 shares for a total expenditure of $1.5 million under the Company’s current stock buyback program, authorized by the Board of Directors in December 2008. The Board had authorized a previous buyback program in August 2007, and this quarter’s repurchase brings the total shares repurchased under both programs to approximately 1.1 million shares with a total expenditure of $19.4 million. The Company ended the quarter with $18.3 million in cash and cash equivalents.

2009 Outlook

Argon management continues to offer the following guidance for the fiscal year ending September 30, 2009:

  Revenue is anticipated to be in the range of $375 to $395 million
  Operating income is anticipated to be in the range of $34 to $38 million
  Adjusted EBITDA is anticipated to be in the range of $48 to $53 million

Non-GAAP Financial Measures

In addition to the Company’s financial results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included in this press release, the Company has provided certain financial measures that are not calculated according to GAAP. The four measures and their definitions are:

- Non-GAAP Operating Income is defined as operating income on a GAAP basis excluding one-time charges.

- Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, stock-based compensation, acquisition related retention and excludes one-time charges.

- Non-GAAP Net Income is defined as net income on a GAAP basis excluding one-time charges.

- Non-GAAP Net Income per fully diluted share is defined as fully diluted earnings per share on a GAAP basis excluding the per share impact of impairment one time charges.

These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and the Company’s prospects for the future.

Specifically, management believes that the measures Non-GAAP Operating Income, Non-GAAP Net Income, and Non-GAAP Net Income per fully diluted share provide investors an important perspective on the Company's ongoing operations and provide additional insight into underlying business performance.

Management believes that the measure Adjusted EBITDA provides investors important information about the operating trends of the Company. Adjusted EBITDA excludes certain non-cash expenses, such as stock-based compensation expense, and impairment of intangible assets, and other expenses that management does not believe are reflective of ongoing operating results. Management uses Adjusted EBITDA to evaluate performance of its business operations.

These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures.

Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the tables included on Annex A of this press release.

Conference Call Information

The Company will conduct a conference call at 10:00 a.m. Eastern Daylight Time on Wednesday, May 6, 2009 to discuss the financial results for the second quarter ending March 29, 2009.

To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 866-700-7441. International callers should dial 617-213-8839. When prompted by the operator, provide conference passcode 30930029.

If you are unable to participate in the call at this time, a replay will be available for one week starting on Wednesday, May 6, 2009 at approximately 2:00 p.m. Eastern Daylight Time. To access the replay, dial 888-286-8010 and enter passcode 35021892. International callers should dial 617-801-6888 and enter the same passcode 35021892.

The conference call will be broadcast live over the Internet and can be accessed by all interested parties at the Company's website www.argonst.com. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call by accessing the same link.

About Argon ST, Inc.

Argon ST, Inc. designs, develops, and produces systems and sensors for the Command, Control, Communications, Computers, Combat Systems, Intelligence, Surveillance, and Reconnaissance (C5ISR) markets including SIGINT (Signals Intelligence), ESM (Electronic Support Measures), EW (Electronic Warfare), IO (Information Operations), imaging, and acoustic systems serving domestic and international markets. For news and information visit www.argonst.com.

Forward-Looking Statements

Statements in this press release which are not historical facts are forward-looking statements under the provision of the Private Securities Litigation Reform Act of 1995. These statements may contain words such as “expects”, “could”, “believes”, “estimates”, “intends”, “may”, “envisions”, “targets” or other similar words. Forward-looking statements are not guarantees of future performance and are based upon numerous assumptions about future conditions that could prove not to be accurate. Forward-looking statements are subject to numerous risks and uncertainties, and our actual results could differ materially as a result of such risks and other factors. These risks and uncertainties include without limitation the risks and uncertainties identified in the reports filed by the Company with the Securities and Exchange Commission (including the Company's Form 10-K for the fiscal year ended September 30, 2008). Such risks and uncertainties also include, but are not limited to: the availability of U.S. and international government funding for our products and services, including, without limitation, statements with respect to total estimated remaining contract values and the Company’s expectations regarding the U.S. government’s procurement activities related thereto; changes in the U.S. federal government procurement laws, regulations, policies and budgets (including changes to respond to budgetary constraints and cost-cutting initiatives); changes in appropriations types and amounts due to the priorities of the new Administration in Washington; the number and type of contracts and task orders awarded to us; the exercise by the U.S. government of options to extend our contracts; our ability to retain contracts during any rebidding process; the timing of Congressional funding on our contracts; any delay or termination of our contracts and programs; difficulties in developing and producing operationally advanced technology systems; the timing and customer acceptance of contract deliverables; our ability to attract and retain qualified personnel, including technical personnel and personnel with required security clearances; charges from any future impairment reviews; the future impact of any acquisitions or divestitures we may make; the competitive environment for defense and intelligence information technology products and services; the ability, because of the global economy and issues in the banking industry, to secure financing when and if needed; the financial health and business plans of our commercial customers; general economic, business and political conditions domestically and internationally; and other factors affecting our business that are beyond our control. All of the forward-looking statements should be considered in light of these factors. Investors should not put undue reliance on any forward-looking statements. We undertake no obligation to update these forward-looking statements to reflect new information, future events or otherwise.

ARGON ST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	March 29, 2009	September 30, 2008
ASSETS	(unaudited)
CURRENT ASSETS
Cash and cash equivalents	$ 18,305	$ 15,380
Accounts receivable, net	131,032	104,859
Inventory, net	3,812	3,757
Deferred income tax asset	4,400	4,534
Deferred project costs	1,570	3,412
Prepaids and other	1,557	2,004
TOTAL CURRENT ASSETS	160,676	133,946
Property, equipment and software, net	27,780	27,558
Goodwill	173,948	173,948
Intangibles, net	3,375	4,055
Other assets	692	831
TOTAL ASSETS	$ 366,471	$ 340,338

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$ 37,228	$ 29,133
Accrued salaries and related expenses	12,972	10,283
Deferred revenue	8,014	4,361
Income taxes payable	777	-
Other liabilities	184	132
TOTAL CURRENT LIABILITIES	59,175	43,909
Deferred income tax liability, long term	1,315	1,900
Deferred rent and other liabilities	1,819	2,085
Commitments and contingencies
STOCKHOLDERS' EQUITY
Common stock	229	228
Additional paid in capital	224,559	222,349
Treasury stock	(19,923)	(18,425)
Retained earnings	99,297	88,292
TOTAL STOCKHOLDERS' EQUITY	304,162	292,444
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 366,471	$ 340,338

ARGON ST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
(In thousands, except share and per share amounts)

	For the Three Months Ended		For the Six Months Ended
	March 29, 2009	March 30, 2008	March 29, 2009	March 30, 2008

CONTRACT REVENUES	$95,572	$88,449	$179,598	$162,715

COST OF REVENUES	77,695	73,012	146,541	133,349

GENERAL AND ADMINISTRATIVE
EXPENSES	6,128	4,663	11,916	10,120

RESEARCH AND DEVELOPMENT
EXPENSES	2,366	1,811	4,138	3,511

INCOME FROM OPERATIONS	9,383	8,963	17,003	15,735

INTEREST INCOME, NET	(11)	35	(25)	154

INCOME BEFORE INCOME TAXES	9,372	8,998	16,978	15,889
PROVISION FOR INCOME TAXES	3,556	3,492	5,973	6,101
NET INCOME	$5,816	$5,506	$11,005	$9,788

EARNINGS PER SHARE (Basic)	$0.27	$0.25	$0.51	$0.45
EARNINGS PER SHARE (Diluted)	$0.26	$0.25	$0.50	$0.44

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	21,713,793	21,698,836	21,691,082	21,781,588
Diluted	22,009,828	22,013,836	22,016,996	22,146,004

ARGON ST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(In thousands)

	Six Months Ended
	March 29, 2009	March 30, 2008
Cash flows from operating activities
Net income	$11,005	$9,788
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	4,508	3,926
Claims resolution	640
Amortization of deferred costs	84	84
Deferred income tax expense (benefit)	448	(897)
Stock-based compensation	1,807	1,621
Other	(93)	(16)
Change in:
Accounts receivable	(26,032)	(6,480)
Inventory	(101)	(846)
Prepaids and other	1,929	1,284
Deferred rent and other	21	2,007
Accounts payable and accrued expenses	7,855	1,499
Accrued salaries and related expenses	2,689	(2,063)
Deferred revenue	3,653	(5,025)

Net cash provided by operating activities	8,413	4,882

Cash flows from investing activities
Acquisitions of property, equipment and software	(4,452)	(5,203)
Cash paid for acquisitions	-	(3,300)
Reduction in restricted cash	-	1,800
Deposits and other assets	66	-
Proceeds from note receivable and other	-	339

Net cash used in investing activities	(4,386)	(6,364)

Cash flows from financing activities
Stock repurchases	(1,498)	(7,898)
Payments on capital leases	(30)	(90)
Tax benefit of stock option exercises	4	36
Proceeds from exercise of stock options	171	169
Proceeds from employee stock purchase plan exercises	251	284

Net cash used in financing activities	(1,102)	(7,499)

Net increase (decrease) in cash and cash equivalents	2,925	(8,981)
Cash and cash equivalents, beginning of period	15,380	22,965
Cash and cash equivalents, end of period	$18,305	$13,984
Supplemental disclosure
Income taxes paid	$5,253	$4,723
Interest expense paid	$35	$12

ANNEX A:
ARGON ST, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION (unaudited)
(In thousands, except share and per share amounts)

	For the Three Months Ended		For the Six Months Ended
	March 29, 2009	March 30, 2008	March 29, 2009	March 30, 2008

Operating income	$9,383	$8,963	$17,003	$15,735

Claims resolution	640	-	640	-

Non-GAAP operating income	$10,023	$8,963	$17,643	$15,735

Net income	$5,816	$5,506	$11,005	$9,788
Provision for income taxes	3,556	3,492	5,973	6,101
Interest, net	11	(35)	25	(154)

Non-cash items:
Depreciation and Amortization	2,547	2,075	4,592	4,010
Stock-based compensation	998	898	1,807	1,621
Claims resolution	640	-	640	-
Acquisition related retention compensation	300	200	600	400

Adjusted EBITDA	$13,868	$12,136	$24,642	$21,766

Net income	$5,816	$5,506	$11,005	$9,788

Claims resolution	404	-	404	-

Non-GAAP net income	$6,220	$5,506	$11,409	$9,788

Earnings per Share, diluted	$0.26	$0.25	$0.50	$0.44
Effect on EPS for claims resolution	0.02	-	0.02	-

Non-GAAP earnings per share, diluted	$0.28	$0.25	$0.52	$0.44

CONTACT:
Argon ST, Inc.
Investor Contact:
Aaron Daniels, 703-995-5610
ir@argonst.com
or
Media Contact:
Lori Hughes,703-995-5610
media@argonst.com